Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH

February 25, 2005

Ceradyne, Inc.

3169 Redhill Avenue

Costa Mesa, California 92626

Re:	Ceradyne, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3, Registration No. 333-118372 (as amended, the “Registration Statement”) filed by Ceradyne, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 107,095 shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), all of which shares were issued by the Company to the selling stockholders named in the Registration Statement (the “Selling Stockholders”) in connection with the Company’s purchase in May 2004 of the assets and business of Quest Technology, LP. The shares of Common Stock may be offered for resale from time to time by and for the account of the Selling Stockholders.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that the 107,095 shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH